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EXHIBIT (23)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Employee Benefit Review Committee
Wells Fargo & Company:
     We consent to the incorporation by reference in the Registration Statements (Nos. 333-11613, 333-154879 and 333-156545) on Form S-8 of Wells Fargo & Company, of our report dated June 11, 2010, with respect to the statements of net assets available for benefits of Wachovia Savings Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of the Plan.
     As discussed in Note 1 to the financial statements, effective December 31, 2008, Wells Fargo & Company acquired all of the outstanding stock of Wachovia Corporation in a business combination accounted for as a purchase. As a result of the acquisition, Wells Fargo & Company became the plan sponsor of the Plan on December 31, 2008. Also, as discussed in Note 1, the Plan was merged into the Wells Fargo & Company 401(k) Plan on December 31, 2009.
/s/ KPMG LLP
Charlotte, North Carolina
June 11, 2010